                                                                  EXHIBIT 10.34

                        SEPARATION AND RELEASE AGREEMENT

     This SEPARATION AND RELEASE AGREEMENT (this "Agreement") is made and entered into by and between PLANETCAD Inc., a Delaware corporation ("PlanetCAD"), and Jim Bracking ("Mr. Bracking") (collectively "parties") and shall be effective on the date on which Mr. Bracking executes it (the "Effective Date").

                                   I. RECITALS

     WHEREAS, effective as of January 25, 2002, immediately following approximately two weeks of paid vacation, Mr. Bracking's employment as Chief Executive Officer and President and any and all other employment positions that Mr. Bracking may have held at PlanetCAD or its subsidiaries, including directorships, shall cease; and

     WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

     WHEREAS, the mutual considerations expressed herein are deemed by each party sufficient for their respective promises and covenants; and

     WHEREAS, Mr. Bracking accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated.

                                  II. COVENANTS

     THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the parties hereto as follows:

     1. TERMINATION OF EMPLOYMENT AND SEVERANCE PAYMENTS. As of January 25, 2002 (the "Separation Date"), Mr. Bracking's employment as Chief Executive Officer, President and any and all other employment positions that Mr. Bracking may have held at PlanetCAD or its subsidiaries shall cease. In furtherance of the preceding sentence, Mr. Bracking hereby resigns, effective as of the Separation Date, as a director on the Board of Directors of PlanetCAD. No later than January 29, 2002, PlanetCAD shall pay Mr. Bracking the gross amount of $12,980.40, less legally required withholdings, which the parties agree represents the value of Bracking's accrued, unused vacation pay as of the Separation Date. From the Separation Date until May 9, 2002 (the "Severance Period"), PlanetCAD shall pay Mr. Bracking a total gross amount of $65,625, $32,812.50 of which shall be paid, less legally required withholdings, in a lump sum on January 29, 2002, and the remaining $32,812.50 of which shall be paid, less legally required withholdings, in seven semimonthly installments in accordance with PlanetCAD's standard payment practices during the Severance Period. PlanetCAD will reimburse Mr. Bracking for the expenses that he incurs in continuing, through July 31, 2002, his benefits, as permitted by COBRA. Thereafter, Mr. Bracking may continue such coverage pursuant to COBRA, at his own expense. PlanetCAD will extend, for one year from the

Separation Date, the expiration date of Mr. Bracking's vested stock options from April 25, 2002 (the 90th day following the Separation Date as provided in Mr. Bracking's incentive stock option agreement dated December 14, 2000) to January 25, 2003. Mr. Bracking acknowledges that (i) any vested stock option retained by Mr. Bracking after the 90th day following the Separation Date will be deemed to be a nonstatutory stock option, and (ii) he has had the opportunity to consult with tax counsel of his choice regarding the effect thereof. Mr. Bracking shall be entitled to retain the laptop computer (excluding all peripheral hardware such as independent monitors and keyboards) and cellular telephone that he used during the term of his employment with PlanetCAD, but all cellular telephone service fees, internet access fees and other related service fees and charges incurred in connection with the use of either the laptop computer or the cellular telephone after the Separation Date will be Mr. Bracking's sole responsibility. PlanetCAD shall withhold federal income taxes from the payments made under this paragraph at a rate not exceeding the 28% supplemental income rate.

     2. ACKNOWLEDGEMENTS. Except as provided for in paragraph 1, Mr. Bracking acknowledges and agrees that before the Effective Date of this Agreement he had been paid all sums that he had earned, or to which he otherwise was entitled, in connection with his employment with PlanetCAD. Furthermore, with respect to Mr. Bracking's rights under the Older Worker's Benefits Protection Act:

     (a) Mr. Bracking agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement's legal effect; (ii) understands that by signing this agreement he is giving up the right to sue PlanetCAD for age discrimination; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by PlanetCAD to consult with an attorney before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this agreement.

     (b) For a period of seven days after the Effective Date, Mr. Bracking may, in his sole discretion, rescind this Agreement by delivering a written notice of rescission to PlanetCAD. If Mr. Bracking rescinds this Agreement within seven calendar days after the Effective Date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Mr. Bracking does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

     3. OTHER COMPENSATION. Except as expressly provided herein, Mr. Bracking acknowledges and agrees that he will not receive (nor is he entitled to receive) any additional consideration, payments, reimbursements, incentive payments, stock, equity interests, or benefits of any kind. Mr. Bracking also acknowledges and agrees that neither this Agreement, nor any other agreement that he has with PlanetCAD, creates any obligation on the part of PlanetCAD to repurchase any shares of PlanetCAD stock owned by Mr. Bracking at any time. Mr. Bracking further acknowledges and agrees that his unvested stock options have been cancelled.

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     4.  DENIAL OF LIABILITY. The parties acknowledge that any payment by
PlanetCAD and any release by Mr. Bracking pursuant to this Agreement are made in compromise of disputed claims; that in making any such payment or release, PlanetCAD and Mr. Bracking in no way admit any liability to each other; and that the parties expressly deny any such liability.

     5. NONDISPARAGEMENT. Mr. Bracking and PlanetCAD agree that neither party will at any time disparage the other to third parties in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

     6. PLANETCAD PROPERTY. Immediately preceding the Separation Date, Mr. Bracking agrees to return to PlanetCAD all PlanetCAD documents (and all copies thereof) and any and all other PlanetCAD property in his possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, PlanetCAD files, notes, cellular telephones, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of PlanetCAD and all reproductions thereof (collectively, "PlanetCAD Information"). Notwithstanding any other provision of this Agreement, this Agreement shall not prohibit Mr. Bracking from making and retaining a paper and/or electronic copy of his personal contact database.

     7. NONSOLICITATION, NONDISCLOSURE OF PROPRIETARY INFORMATION, NONCOMPETITION. Mr. Bracking acknowledges and agrees that he has executed and is and shall be bound by the Proprietary Information Agreement attached as Exhibit A, which is and shall remain a separate and distinct agreement between Mr. Bracking and PlanetCAD and which shall survive the execution of this Agreement. Nothing in this Agreement shall be construed to narrow, supercede, modify or affect in any way the obligations of Mr. Bracking imposed by that or any other agreement, law, or other source.

     8. CONFIDENTIALITY OF AGREEMENT. Mr. Bracking and PlanetCAD acknowledge that confidentiality and nondisclosure are material considerations for the parties entering into this Agreement. As such, the provisions of this Agreement shall be held in strictest confidence by Mr. Bracking and PlanetCAD and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibition in the preceding sentence: (a) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) PlanetCAD may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) the parties may disclose this Agreement upon request from any government entity or court of law; (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law, including without limitation as required by any form of securities-related statute or regulation;

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and (e) Bracking may disclose this Agreement to members of his immediate family, provided that if any such person discloses any term of this Agreement to any person other than a member of Bracking's immediate family, then Bracking shall be deemed to have breached this confidentiality covenant and PlanetCAD shall be entitled to all remedies to which it would have been entitled had Bracking himself made such disclosure. Notwithstanding any other provision of this Agreement, if PlanetCAD discloses this Agreement pursuant to any securities-related disclosure obligation, or otherwise intentionally makes this Agreement public, PlanetCAD and Bracking shall be released of any further obligations under this paragraph 8.

     9. COVENANT NOT TO COMPETE. During the six months following the Separation Date, Mr. Bracking shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with PlanetCAD anywhere in the world (the "Protected Region") in: (i) the development, implementation, marketing or sale of automated solutions for manufacturing and design engineers to enable engineering data interchange, improve data quality for CAD drawings and streamline the manufacturing process; or (ii) any other line of business in which PlanetCAD was engaged at the Effective Date; or (iii) any other line of business into which PlanetCAD, during Mr. Bracking's employment with PlanetCAD, formed an intention to enter during the Severance Period. This covenant shall not prohibit Mr. Bracking from owning less than two percent of the securities of any competitor of PlanetCAD, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market. Mr. Bracking acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of PlanetCAD's business operations and the nature of Mr. Bracking's position with PlanetCAD. Mr. Bracking also acknowledges that while employed by PlanetCAD, Mr. Bracking has had access to information that would be valuable or useful to PlanetCAD's competitors, and therefore acknowledges that the foregoing restrictions on Mr. Bracking's future activities are fair and reasonable.

     Mr. Bracking acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes Section 8-2-113(2):

          Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:
          ...
          (b) Any contract for the protection of trade secrets;
          ...
          (d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

     Mr. Bracking acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of Section 8-2-113(2)(b) and is intended to protect the confidential PlanetCAD Information and confidential records identified above and that during his

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employment with PlanetCAD he served as an executive or manager, or professional staff to an executive or manager, within the meaning of Section 8-2-113(2)(d).

     10. RELEASE OF CLAIMS BY MR. BRACKING. For the consideration set forth in this Agreement and the mutual covenants of PlanetCAD and Mr. Bracking, Mr. Bracking hereby releases, acquits and forever discharges PlanetCAD and its affiliated corporations and entities, predecessors, officers, directors, agents, representatives, servants, attorneys, employees, shareholders, heirs, personal representative, spouses, beneficiaries, executors, trustees, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Bracking's employment with PlanetCAD or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in PlanetCAD; vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation, including any severance or other benefits and all other rights under the Change of Control Agreement dated on or about November 19, 2001 between PlanetCAD and Mr. Bracking; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorney's fees, costs, or any other expenses under Title VII of the Civil Rights Act of 1964, as amended; the Employment Retirement Income Security Act; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Colorado Discrimination and Unfair Employment Act, tort law; wrongful discharge; discrimination; harassment; fraud; negligence, breach of fiduciary duty; claims for expense reimbursement; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. Bracking warrants and represents that he has not filed or otherwise made or asserted any claim, complaint, or charge against PlanetCAD or any predecessor, affiliate or agent thereof with any entity including without limitation the Equal Employment Opportunity Commission and any local, state or federal administrative body or court. Mr. Bracking agrees that in the event he brings a claim or charge covered by this release or does not dismiss and withdraw any claim covered by this release, in which he seeks damages or any other relief against PlanetCAD or in the event he seeks to recover against PlanetCAD in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges. By this provision, Mr. Bracking does not waive any right he has to assert claims in the future based upon any act or omission committed by PlanetCAD after the Effective Date of this Agreement. In addition, nothing in this release shall impair Mr. Bracking's rights to be defended or indemnified by PlanetCAD or its insurance carriers for any claim made against him arising out of or relating to his work for PlanetCAD.

     11. PLANETCAD RELEASE OF MR. BRACKING. PlanetCAD, for itself and its affiliates (collectively, "PlanetCAD Releasers"), hereby fully and forever releases and discharges Mr. Bracking, his heirs, representatives, assigns, attorneys, and any and all other persons or

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entities that are now or may become liable to any PlanetCAD Releaser on account of Mr. Bracking's employment with PlanetCAD or separation therefrom, all of whom are collectively referred to as "PlanetCAD Releases," of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that PlanetCAD Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT as specifically provided otherwise in this Agreement; and EXCEPT claims arising from or relating to any intentional or willful act or omission on the part of Mr. Bracking.

     12. TAX CONSEQUENCES. Mr. Bracking agrees to pay the employee share of all taxes due in connection with payment or other benefits he receives under this Agreement, and to indemnify PlanetCAD for and hold PlanetCAD harmless from any and all of the employee share of all taxes, interest, penalties and all related costs and expenses asserted against or incurred by PlanetCAD in connection with any failure to withhold or pay taxes due on any consideration provided by PlanetCAD pursuant to this Agreement. Mr. Bracking expressly acknowledges that PlanetCAD has not made, nor herein makes, any representation about the tax consequences of any consideration provided by PlanetCAD to Mr. Bracking pursuant to this Agreement, and that he understands that he should seek professional tax advice before executing this Agreement.

     13. ADMINISTRATIVE MATTERS. Mr. Bracking covenants that following the Effective Date he will not take any action, or encourage any other person to take any action, calculated or likely to result in the initiation or an inquiry, investigation or other action concerning PlanetCAD by any federal, state or local governmental body or agency, and that were he to do so he would commit a material breach and default under this Agreement, for which PlanetCAD would be entitled to return of all sums paid to Mr. Bracking under this Agreement and, in addition, all remedies available to PlanetCAD pursuant to applicable law, including specific performance of this covenant. Notwithstanding any other provision of this Agreement, this Agreement shall not preclude Mr. Bracking from testifying truthfully in response to any subpoena or other compulsory legal process served upon him by any person, entity or governmental authority.

     14. COVENANT OF COOPERATION IN LITIGATION. Mr. Bracking acknowledges that because of his position with PlanetCAD, he may possess information that may be relevant to or discoverable in litigation in which PlanetCAD is involved or may in the future be involved. Mr. Bracking agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with PlanetCAD in connection with such litigation, and that his duty of cooperation shall include an obligation to meet with PlanetCAD representatives and/or counsel, at mutually agreeable times and places (provided that both parties shall exercise their best efforts to cooperate in connection with the scheduling of such meetings), concerning such litigation for such purposes as PlanetCAD deems necessary, in its sole discretion, and to appear for deposition upon PlanetCAD's request and without a subpoena. Mr. Bracking shall not be entitled to any compensation in connection with his duty of cooperation, except that PlanetCAD shall reimburse Mr. Bracking for reasonable out-of-pocket expenses and any lost income that he incurs in

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honoring his obligation of cooperation, upon Mr. Bracking's submission of documentation of such costs and lost income in a form satisfactory to PlanetCAD in its reasonable discretion.

     15. NO THIRD-PARTY RIGHTS. The parties agree that by making this Agreement they do not intend to confer any benefits, privileges, or rights to others. The Agreement is strictly between the parties hereto, subject to the terms of paragraph 19 below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

     16. VOLUNTARY AND KNOWINGLY. Mr. Bracking acknowledges that in executing this Agreement, he has reviewed it and understands its terms and has had an opportunity and was advised to seek guidance from counsel of his own choosing, and was fully advised of his rights under law, and acted knowingly and voluntarily.

     17. DUTY TO EFFECTUATE. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

     18. ENTIRE AGREEMENT. This Agreement, including the incorporated Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Bracking and PlanetCAD with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by Mr. Bracking and any successor President and CEO of PlanetCAD Inc.

     19. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns.

     20. APPLICABLE LAW. The parties agree and intend that this Agreement be construed and enforced in accordance with the laws of the State of Colorado.

     21. FORUM. Any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counterclaiming, or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado.

     22. SEVERABLE. If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

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     23. ENFORCE ACCORDING TO TERMS. The parties intend this Agreement to be enforced according to its terms.

     24. ATTORNEY'S FEES. The prevailing party in an action to enforce the terms of this Agreement shall be entitled to its reasonable costs, expenses, and attorney's fees.

     25. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

Jim Bracking                                PLANETCAD INC.
An individual

/s/ Jim Bracking                            By:      /s/ Joy Godesiabois
----------------------------------             ------------------------------
Jim Bracking
                                            Its:     CFO
                                                -----------------------------

Date:      January 24      , 2002           Date:        2/11         , 2002
     ----------------------                      ---------------------

                                    EXHIBIT A
                             PROPRIETARY INFORMATION
                            AND INVENTION'S AGREEMENT

                                                                 12-18-00 , 2000

SPATIAL TECHNOLOGY INC.
2425 55th Street, Suite 100
Boulder, CO 80301

Ladies and Gentlemen:

The following confirms an agreement between me and Spatial Technology Inc., a Delaware corporation (the "Company," which term includes the Company's subsidiaries, successors and assigns), which is a material part of the consideration for my employment by the Company:

     1. "Proprietary Information" is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company's business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, forecasts and other business information, improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics know-how and data. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

     2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

     (a). All Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to masks works and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

     (b). In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

     (c). I will promptly disclose to the Company, or any persons designated by it, all "inventions", which includes all improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for one (1) year thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.

     (d). During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

     (e). I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company and to the extent permitted by law shall be "works made for hire". The Company shall be the sole owner of all patents, copyrights, trade secret rights with respect to mask works and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, rights with respect to mask works or other rights thereon with the same legal force and effect as if executed by me.

     (f). I attach hereto as EXHIBIT B a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of the Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

     (g). I represent that my performance of all the terms of this Agreement will not breach any agreement of obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

     3. In consideration of the foregoing, the Company agrees that it will not request as part of my employment that I divulge or make use of confidential information of any of my former employers that has commercial value to the business of the former employer who developed such information.

     4. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

     5. I acknowledge and understand that the Company will incur irreparable harm and damage in the event that I breach or violate any of the terms or conditions of this agreement, and I hereby agree that in addition to any rights or remedies of law the Company may have for such breach or violation, the Company shall be entitled to seek equitable remedies, including the enforcement of this Agreement by injunction, specific performance, or any other similar relief.

Dated:     1-18       , 2000            /s/ Jim Bracking
       ---------------                  -----------------------------------
                                        Employee

Accepted and Agreed to:
Spatial Technology Inc.

By
  ----------------------------------

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                                    EXHIBIT B

Spatial Technology Inc.
2425 55th Street, Suite 100
Boulder, CO 80301

Ladies and Gentlemen:

     1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Spatial Technology Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company's Proprietary Information and Inventions Agreement.

 X   No inventions or improvements.
---

     See below:
---

     Additional sheets attached.
---

     2. I propose to bring to my employment the following materials and documents of a former employer:

 X   No materials or documents.
---

     See below.
---


                                        /s/ Jim Bracking
                                        ----------------------------------
                                        Employee